Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated June 1, 2021 with respect to the shares of Common Stock of Eastside Distilling, Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: June 1, 2021

NAVIGATOR GLOBAL FUND MANAGER PLATFORM SPC ON BEHALF OF CARLTON JAMES DIVERSIFIED ALPHA FUND SP

By:	/s/ Joseph Kelly Joseph Kelly Director

By:	/s/ Matthew Brown
Matthew Brown
Director

MOLLITIUM INVESTMENT MANAGEMENT

By:	/s/ Joseph Kelly
Joseph Kelly
Director